Exhibit 99.1

ATC Contact: Igor Khislavsky

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER NAMES THOMAS A. BARTLETT TO SUCCEED JAMES D. TAICLET

AS PRESIDENT AND CHIEF EXECUTIVE OFFICER AND NAMES RODNEY M. SMITH AS CHIEF FINANCIAL OFFICER

Boston, Massachusetts – March 16, 2020 - American Tower Corporation (NYSE: AMT) today announced that Jim Taiclet will be transitioning from his roles as President, Chief Executive Officer and executive Chairman of the Board. The Company’s Board of Directors has named Tom Bartlett to succeed Mr. Taiclet as President and Chief Executive Officer, effective immediately.

Mr. Bartlett has served as American Tower’s Executive Vice President and Chief Financial Officer for over ten years, joining the Company from Verizon Communications, Inc. in April 2009 after a career there of more than 25 years. During Mr. Bartlett’s tenure and leadership, American Tower’s total revenues have grown by 375% and its enterprise value has expanded to $128 billion from $16 billion. Total stockholder return during this period was approximately 800%. Rod Smith, the Company’s current Senior Vice President, Corporate Finance and Treasurer will become the new Executive Vice President, Chief Financial Officer and Treasurer. Mr. Smith has been with the Company for more than ten years, including serving as Chief Financial Officer of the Company’s U.S. Tower Division.

Mr. Taiclet joined American Tower in 2001 as President and Chief Operating Officer and became its Chief Executive Officer and Chairman in 2003, succeeding Company founder Steven Dodge. Mr. Taiclet will continue as executive Chairman until the Company’s 2020 annual meeting, after which point, Pamela Reeve, the Company’s current lead independent director, will become non-executive Chair of the Board, subject to her re-election as a director at the annual meeting. Following his departure from American Tower, Mr. Taiclet, who currently serves on the Board of Lockheed Martin, will become its President and Chief Executive Officer, replacing Marillyn Hewson.

Tom Bartlett, American Tower’s new President and Chief Executive Officer, stated, “It has been an incredible honor and privilege to work closely with Jim for more than ten years and I want to thank him for his tremendous leadership of our company. It’s an exciting time for American Tower. Not only are we well-positioned to capitalize on the continuing secular growth trends in mobile on a worldwide basis, but we also have a proven leadership team and dedicated employees throughout our markets to meet the needs of our diverse stakeholders. It’s an honor for me to lead a company that will play such an important role in the digital future.”

Pamela Reeve, American Tower’s Lead Independent Director, stated, “We believe Tom is uniquely qualified to take the reins as CEO and drive the Company to even greater success in the communications real estate space in the U.S. and in our international markets, as well as in new, emerging areas of opportunity arising from the Company’s various innovation initiatives. On behalf of the American Tower Board of Directors, we thank Mr. Taiclet for his leadership and contributions over nearly two decades and for positioning the Company for continued success in the future. We will be working closely with Messrs. Taiclet, Bartlett and Smith during the next few months to ensure a smooth and seamless transition.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 180,000 communications sites. For more information about American Tower, please visit www.americantower.com.

American Tower Corporation                116 Huntington Avenue Boston, Massachusetts                617-375-7500                 FAX 617-375-7575

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2019 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

###

American Tower Corporation                116 Huntington Avenue Boston, Massachusetts                617-375-7500                 FAX 617-375-7575